CONSOL Energy Reports First Quarter Results

Cash from Operations Increases; Gas Segment Earnings Improve

PITTSBURGH (April 24, 2003) – CONSOL Energy Inc. (NYSE: CNX), a producer of high-Btu bituminous coal and coalbed methane gas, reported net income of $8.2 million, or $0.10 per diluted share, for its first quarter ended March 31, 2003, compared with net income of $5.5 million, or $0.07 per diluted share, in the same quarter a year earlier. Net cash from operating activities was $43.4 million for the March 2003 quarter, compared with $30.9 million for the same quarter a year earlier.

Financial Results – Period-to-Period Comparison

	March 31, 2003	March 31, 2002
Revenue	$559.8	$550.0
Net Income	$8.2	$5.5
Earnings Per Share (Diluted)	$0.10	$0.07
Net Cash from Operating Activities	$43.4	$30.9
EBITDA	$57.9	$81.8
EBIT	$(2.8)	$15.3
Capital Expenditures*	$47.6	$75.8

In millions of dollars except earnings per share.

*Includes investment in equity affiliates. Does not include major acquisitions.

“Pretax income from our gas segment improved period-to-period, driven by higher prices, higher sales volumes and slightly lower controllable operating costs,” said J. Brett Harvey, president and chief executive officer. “Moreover, recent storage withdrawals in what is normally an inventory build period, drilling activity and consumption forecasts related to power generation, all suggest that gas fundamentals will remain favorable throughout this year.”

Harvey said coal segment performance suffered from lower sales and production volumes and higher costs in the quarter-to-quarter comparison, offset in part by higher prices realized for company-produced coal. “Though the coal markets seemed to gain a little momentum toward the end of the quarter, the decline in CONSOL Energy sales is primarily attributable to last year’s closing of Dilworth, Meigs #2, Windsor and Humphrey mines.”

Harvey noted that spot coal market activity has minimal effect on CONSOL Energy sales because most of the 2003 production is under contract already. “However, we see coal buyers returning to the market in the second half of this year faced with lower inventory levels at many plants,” he said. “We are hopeful that the pricing environment in the second half of this year will be strong, which should benefit our negotiations for 2004 sales.”

Harvey also noted that the company had reduced its short-term debt by 25 percent since the beginning of the year. “The sale of our Canadian assets allowed us to reduce our commercial paper borrowings meaningfully,” he said.

Analysis of the Quarter

In the quarter-to-quarter comparison, revenue increased 2 percent in the 2003 period because of higher gas prices, higher gas sales volumes and gains from the sale of assets, including certain surplus mining equipment. Revenue from the sales of gas increased 87 percent.

In the 2003 period, cost of goods sold increased 12 percent due to higher gas royalty payments resulting from higher gas prices, higher mining costs principally related to higher medical costs for active and retired employees, increased salaried pension costs, higher idled and closed mine costs, and higher costs related to firefighting activity at Loveridge Mine and Mine 84.

Net income improved 48 percent. Earnings before the cumulative effect of an accounting change were $3.4 million. This primarily reflects the on-going benefit from percentage depletion in the coal industry. Net income was further improved by $4.8 million of income, net of $3 million of deferred tax expense, as a result of the cumulative effect of change in accounting principle for the adoption of SFAS No. 143 relating to the required change in accounting for asset retirement obligations.

Coal Operations

	March 31, 2003	March 31, 2002
Total Coal Sales	16.2	17.4
Sales – Company Produced	15.6	16.6
Coal Production	15.6	19.9
Average Realized Price – Company Produced	$27.06	$26.28
Operating Costs	$18.26	$17.19
Non-operating Charges	$4.50	$3.84
DD&A	$2.49	$2.39
Total Cost – Company Produced	$25.25	$23.42

Sales and production in millions of tons, including equity affiliates. Prices and costs in dollars per ton.

Pretax income for the coal segment declined in the period-to-period comparison primarily due to lower sales volumes. Lower sales volumes period-to-period were the result of the loss of sales from the Dilworth, Meigs #2, Windsor and Humphrey mines, all of which were closed at the end of last year. In addition, sales volumes were lower because of: the sale of the company’s Canadian mines on February 28, 2003; the idling of the Rend Lake Mine for the entire quarter due to market conditions; and lost sales due to the fire at Mine 84 in January 2003 that impacted production.

Unit costs per ton of coal produced (including equity affiliates) increased 7.8 percent period-to-period primarily because of higher benefit costs. Idled and closed mine cost and miscellaneous costs related to firefighting, neither of which are included in unit production costs, also increased in the period-to-period comparison. Idled and closed mine costs increased 31.3 percent.

Averaged realized prices for company produced coal improved 3.0 percent period-to-period, reflecting higher domestic steam coal prices received on contracts.

Gas Operations

	March 31, 2003	March 31, 2002
Volumes
Gas Sales Volumes (bcf) (gross)	12.0	11.0

Revenue	Per mcf/mmBtu	Per mcf/mmBtu
Sales of Gas Production	$4.59/4.66	$2.58/2.62
Hedging Gain (Loss)	$(0.18)/(0.18)	NA
Net Price	$4.41/4.48	$2.58/2.62

Costs	Per mcf/mmBtu	Per mcf/mmBtu
Cash Operating Cost	$1.07/1.08	$1.09/1.11
Other Cash Costs	$0.70/0.71	$0.37/0.38
Non-cash Costs	$0.76/0.77	$0.74/0.76
Total Costs*	$2.52/2.56	$2.20/2.24

Volumes, including equity affiliates, in billions of cubic feet. Revenues and costs shown as both dollars per 1,000 cubic feet and dollars per million Btu’s. *Amounts may not add due to rounding.

Gas sales volumes improved 8.9 percent period-to-period. Continued drilling on proved reserves increased gas production volumes for sale. Higher gas prices in the 2003 period reflected strong demand for gas during the winter heating season and substantial declines of gas in storage. Gas prices prior to adjustments for hedging improved 77.9 percent in the period-to-period comparison. Unit production costs period-to-period increased 14.5 percent due to higher severance tax and royalty payments, both of which fluctuate in relation to prices.

Average gross daily production rose to 132.1 million cubic feet per day (mmcf) compared with 122.2 mmcf in the March 2002 quarter.

Developments During the Quarter

In January, CONSOL Energy entered into a 17- year, 76.5 million-ton coal supply agreement with FirstEnergy Generation Corp., a subsidiary of FirstEnergy Corp. The agreement provides for annual shipments of 4.5 million tons to FirstEnergy primarily from our McElroy Mine. The agreement includes a price re-opener provision every three years, beginning in 2005.

In January, Mine 84, near Washington, Pennsylvania, experienced a fire along several hundred feet of the conveyor belt entry serving the longwall section of the mine. The fire was extinguished approximately two weeks later. Repairs took several weeks to complete and are estimated to have cost approximately $6.5 million, net of expected insurance recovery. Lost coal production is estimated to be approximately 650,000 tons.

In February, CONSOL Energy sold its Canadian coal assets and port facilities to Fording Inc., for a note and cash. The note was exchanged for 3.2 million units in the Fording Canadian Coal Trust, a newly organized publicly traded trust that acquired the assets of Fording Inc. CONSOL Energy subsequently sold the units. CONSOL Energy has received total proceeds of approximately $72 million pending finalization of the contracts working capital audit.

In February, the Loveridge Mine experienced a fire near the bottom of the slope entry used to carry coal from the mine to the surface. The mine was in the process of developing a new underground area to be mined later this year. The fire will delay this plan. The fire has been reduced to several hot areas of coal. No repair work has yet been undertaken. The cost of extinguishing the fire is estimated to be $7.7 million, net of expected insurance recovery.

CONSOL Energy has entered into an agreement to establish an Accounts Receivable Securitization facility that will provide up to $125 million of short-term funding. Costs for drawing against this facility are based on commercial paper interest rates. This facility is expected to be operational in the quarter ending June 30, 2003.

Subsequent Events

In April, Standard and Poor’s placed CONSOL Energy on CreditWatch with negative implications. Standard and Poor’s claims this was due to CONSOL Energy’s exposure to unfunded postretirement benefit liabilities, including defined benefit pension and retiree medical liabilities. Earlier this year, Standard & Poor’s had lowered its rating of CONSOL Energy’s long-term debt from BBB+ to BBB and raised the outlook to stable, and also reaffirmed CONSOL Energy’s A-2 rating for its short-term corporate debt.

Outlook

CONSOL Energy assumes the following production results for the second quarter ending June 30, 2003 and for the full calendar year 2003:

	Qrter End June 30, 2003	Yr End Dec. 31, 2003
Gas Sales Volumes (gross)	12.0 - 12.5	52 - 53
Gas Volumes for Sale at Spot Market (gross)	1.0 - 1.5	7.2 - 8.2
Fixed Price Gas Sales (as of 4-15-03)	11.0 @ $3.83/mcf	44.8 @ $3.98/mcf
Coal Sales – Company Produced	16.0 - 16.5	63 - 65
Coal Production	16.0 - 16.5	62 - 63
Averaged Realized Price per Ton	$27.25 - $27.50	$27.25 - $27.50
Firm or Committed Coal Sales for 2003		98% @ $27.46

Gas production and sales in billion cubic feet. Gas prices are in dollars per thousand cubic feet; coal sales and production in millions of tons, including equity affiliates; average realized price is for company-produced coal.

CONSOL Energy has the following commitments or contracts to sell gas and coal in 2004:

Gas	18.1 bcf @ $4.32/mcf
Coal	70% of expected production

“We expect earnings from our gas segment to more than double this year compared with 2002,” said Harvey. “Overall United States gas demand remains strong while U.S. supplies struggle to maintain pace. We expect this situation to continue into next year.” He said that despite the risks of demand destruction in some gas consuming sectors as a result of sustained higher prices, most analysts expect prices to remain above $4.00 per mmBtu for the next 12 to 18 months.

“Our coal segment was dealt a blow from the fires at Mine 84 and at Loveridge,” Harvey said. “However, I think the segment is moving in the right direction.” Harvey said that he expects coal buyers to increase demand for coal beginning in the second half of this year after drawing down their inventories for the last 12 months.

In addition, he said that CONSOL Energy has several mine expansion projects either underway or planned that are expected to increase production by approximately 25 percent over the next three years. “Eastern coal production capacity is forecast to decline over the next several years as financially weaker producers and adverse geology in Central Appalachia combine to reduce the number of operating mines. We expect to fill some of that void by expanding several of our large, northern Appalachian mines.”

Harvey said he expects the company to earn $0.15 to $0.20 per diluted share in the quarter ending June 30, 2003.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award and the U.S. Department of the Interior’s Office of Surface Mining 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as substitutes for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.

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Sandra Tolliver

Manager-Public Relations

CONSOL Energy Inc.

(412) 831-4066

sandytolliver@consolenergy.com